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CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated April 13, 2000, accompanying the consolidated financial statements of MW Medical, Inc. and subsidiaries contained in the Amended Prospectus and Registration Statement. We consent to the use of the aforementioned report in the Prospectus and Registration Statement and to the use of our name as it appears under the caption "Experts".



/s/ Grant Thornton LLP

Los Angeles, California
October 3, 2000